EXHIBIT 99.1

American National Announces Second Quarter 2016 Results

GALVESTON, Texas, Aug. 01, 2016 (GLOBE NEWSWIRE) -- American National Insurance Company (Nasdaq:ANAT) announced second quarter 2016 net income of $32.6 million or $1.21 per diluted share, which included an increase in operating income, compared to net income of $35.1 million or $1.30 per diluted share for the same period in 2015.  Book value per diluted share increased to $170.91 at June 30, 2016 from $165.20 at December 31, 2015.

Second quarter after-tax operating income of $28.8 million or $1.07 per diluted share increased from $25.7 million or $0.95 per diluted share for the same period in 2015.  Second quarter earnings from operations increased for the life and annuity segments compared to the same period in 2015.  Property and casualty results were negatively impacted by higher personal auto claim frequency and severity resulting in a decrease in segment results.   After-tax operating income excludes realized investment earnings, which is comprised of realized investment gains, equity in earnings of unconsolidated affiliates and income (loss) from non-controlling interests.  Realized investment earnings for the second quarter of 2016 were $3.8 million or $0.14 per diluted share compared to $9.3 million or $0.35 per diluted share for the same period in 2015.

In 2016 the company achieved revenue increases in its life insurance, annuity and property and casualty segments over the same period in 2015.  Life insurance in force continued to grow during 2016, increasing by $2.6 billion, to reach $92.8 billion as of June 30, 2016.   At June 30, 2016, stockholders’ equity totaled $4.6 billion, a 3.5% increase from December 31, 2015.

American National Insurance Company
COMPARATIVE OPERATIONAL HIGHLIGHTS
Compiled on a GAAP basis (Preliminary & Unaudited)*

	Quarters Ended		Six Months Ended
	June 30,		June 30,

	2016	2015	2016	2015

Revenues	$800,448,000	$717,506,000	$1,565,418,000	$1,474,073,000
After-tax earnings:
Operating income **	$28,800,000	$25,717,000	$53,075,000	$65,660,000
Realized investment earnings **	3,825,000	9,336,000	8,866,000	72,375,000
Net income	$32,625,000	$35,053,000	$61,941,000	$138,035,000

Per share earnings:
Operating income – Diluted **	$1.07	$0.95	$1.97	$2.43
Realized investment earnings
– Diluted **	0.14	0.35	0.33	2.69
Net income – Diluted	$1.21	$1.30	$2.30	$5.12

Weighted average number of shares
upon which computations are based:
Diluted	26,970,597	26,952,107	26,965,702	26,941,477
Basic	26,908,077	26,877,833	26,908,748	26,847,936

		As of
		June 30, 2016	December 31, 2015

Book value per diluted share		$170.91	$165.20

* Results are preliminary and unaudited. American National expects to timely file its Form 10-Q in August.
** Operating income excludes realized investment earnings, which is comprised of realized investment gains, equity in earnings of unconsolidated affiliates, and income (loss) from non-controlling interests, after-tax. Net income is the sum of operating income and realized investment earnings.

American National Insurance Company, headquartered in Galveston, Texas, was founded in 1905 and is licensed to conduct the business of insurance in all states except New York. American National has been assigned an ‘A’ rating by A.M. Best Company and an ‘A’ rating by Standard & Poor’s, both of which are nationally recognized rating agencies.

American National is also a family of companies that has, on a consolidated GAAP basis, $24.3 billion in assets, $19.7 billion in liabilities and $4.6 billion in stockholders’ equity.  American National and its subsidiaries offer a broad line of products and services, which include life insurance, annuities, health insurance, credit insurance, pension products and property and casualty insurance for personal lines, agribusiness, and targeted commercial exposures.  The American National companies operate in all 50 states. Major insurance subsidiaries include American National Life Insurance Company of Texas, American National Life Insurance Company of New York, American National Property and Casualty Company, Garden State Life Insurance Company, Standard Life and Accident Insurance Company, Farm Family Life Insurance Company, Farm Family Casualty Insurance Company and United Farm Family Insurance Company.

For more information, including company news and investor relations information, visit the company’s web site at www.AmericanNational.com.

Contact: John J. Dunn, Jr. (409) 766-6063